EXHIBIT (12)

                                 THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
                                 ---------------------------------------------
                               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                               -------------------------------------------------
                                                Millions of Dollars


                                                                                                         Six Months Ended
                                                                    Years Ended June 30                    December 31
                                                      -----------------------------------------------   -----------------

                                                       1994      1995      1996      1997      1998      1997      1998
                                                      -------   -------   -------   -------   -------   -------   -------

EARNINGS, AS DEFINED
  Earnings from operations before income taxes
    after eliminating undistributed earnings
    of equity method investees                        $ 3,307   $ 4,022   $ 4,695   $ 5,274   $ 5,704   $ 3,304   $ 3,524

  Fixed charges, excluding capitalized interest           569       571       576       534       639       312       370
                                                      -------   -------   -------   -------   -------   -------   -------

    TOTAL EARNINGS, AS DEFINED                        $ 3,876   $ 4,593   $ 5,271   $ 5,808   $ 6,343   $ 3,616   $ 3,894
                                                      =======   =======   =======   =======   =======   =======   =======


FIXED CHARGES, AS DEFINED
  Interest expense including capitalized interest     $   501   $   511   $   493   $   457   $   548   $   262   $   323
  1/3 of rental expense                                    87        83        92        77        91        50        47
                                                      -------   -------   -------   -------   -------   -------   -------

    TOTAL FIXED CHARGES, AS DEFINED                   $   588   $   594   $   585   $   534   $   639   $   312   $   370
                                                      =======   =======   =======   =======   =======   =======   =======

    RATIO OF EARNINGS TO FIXED CHARGES                    6.6       7.7       9.0      10.9       9.9      11.6      10.5
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